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                                                                     Exhibit 1.4

                                    AGREEMENT

                                  by and among

                              The AES Corporation,

                              Corporacion EDC, C.A.

                                       and

                                  TelCom 2 B.V.

                                 August 29, 2001



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                                    AGREEMENT
                                    ---------

     This AGREEMENT (this "Agreement"), dated August 29, 2001, is by and among The AES Corporation, a Delaware corporation ("AES"), Corporacion EDC, C.A., a Venezuelan corporation ("CEDC") and TelCom 2 B.V., a Netherlands company
(the "Company" and, together with AES and CEDC, the "Parties" and individually, a "Party").

     WHEREAS, AES currently owns through an Affiliate (as defined below) 140 Common Shares (as defined below) of the Company (the "AES Original Shares"), and CEDC currently owns through an Affiliate 60 Common Shares of the Company (the "CEDC Original Shares");

     WHEREAS, CEDC owns through an Affiliate 63,999,524 shares of common stock of Compania Anonima Nacional Telefonos de Venezuela (CANTV), a Venezuelan corporation ("CANTV"), representing in the aggregate approximately 6.9% of the outstanding capital stock of CANTV (such shares of CANTV common stock, together with any other shares of CANTV common stock received by such Affiliate from VenWorld Telecom, C.A. as a result of such Affiliate exercising its right to convert all or any of its remaining interest in VenWorld Telecom, C.A. into shares of CANTV common stock, the "CEDC Equity");

     WHEREAS, AES and CEDC intend to cause the Company, directly or through a wholly owned Subsidiary, to make an offer (the "Venezuelan Offer") to purchase shares of common stock of CANTV and an offer (the "U.S. Offer" and, together with the Venezuelan Offer, the "Offers") to purchase American Depositary Shares of CANTV ("ADSs") representing shares of common stock of CANTV;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows.

                                   ARTICLE I

                                   DEFINITIONS

     Section 1.1 Definitions. Unless otherwise defined herein, the following terms used in this Agreement shall have the meanings specified below:

     "AES Shares" shall mean such number of Common Shares as is equal to the difference between:

     (A) the product of:

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         (i) 1,000, and

         (ii) the AES Contribution (as defined in Section 2.1 below) divided by the sum of (x) the CEDC Contribution Value (as defined below) and (y) the AES Contribution; and

     (B) the AES Original Shares.

     "Affiliate" shall mean, with respect to any Person, at any time, any other Person that, alone or together with any other Person, directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control with such Person. For the purpose of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Applicable Law" shall mean all applicable constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations and by-laws of any Governmental Authority.

     "CEDC Contribution Value" shall mean the sum of (x) the price per share of common stock of CANTV to be paid pursuant to the Venezuelan Offer multiplied by the number of shares of common stock of CANTV forming the CEDC Equity and (y) the amount of additional cash contributed, if any, by CEDC to the equity capital of the Company pursuant to the terms of Section 2.2.

     "CEDC Shares" shall mean such number of Common Shares as is equal to the difference between:

     (A) the product of:

         (i) 1,000, and

         (ii) the CEDC Contribution Value divided by the sum of (x) the CEDC Contribution Value and (y) the AES Contribution; and

     (B) the CEDC Original Shares.

     "Common Shares" shall mean the shares of common stock of the Company.

     "Governmental Authority" shall mean any national or local government, governmental, regulatory or administrative authority, agency or commission or


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any court, tribunal or judicial body of Venezuela, the United States of America or the Netherlands.

     "Person" shall mean any natural person, corporation, association, partnership, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a government, or any political subdivision, department or agency of any government.

     "Subsidiary" shall mean any corporation, association or other entity of which the Company, or its respective Subsidiaries (alone or together) own or control (either directly or indirectly or through another or other Subsidiaries) at least a majority of the issued share capital or other ownership interest, in each case having ordinary voting power to elect directors, managers or trustees of such corporation or other entity (whether or not any capital stock or other ownership interests or any other class or classes shall or might have voting power upon the occurrence of any contingency); provided that the term "Subsidiary" shall not include CANTV or any of its subsidiaries.

     Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

     Section 1.3 Other Definitional Provisions. The words "hereof," "herein," and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

                                   ARTICLE II

                              CAPITAL CONTRIBUTIONS

     Section 2.1 AES's Capital Contribution. On or prior to December 1, 2001, AES shall contribute, or shall cause an Affiliate of AES to contribute, to the equity capital of the Company, Five Hundred Million United States Dollars (U.S. $500,000,000) in cash or such greater amount as AES shall determine (the "AES Contribution"), and at such time, the Company shall accept the AES Contribution in consideration for the issuance of the AES Shares.

     Section 2.2 CEDC's Capital Contribution. Contemporaneously with the AES Contribution pursuant to Section 2.1, CEDC shall contribute, or shall cause an Affiliate of CEDC to contribute, to the equity capital of the Company, the CEDC

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Equity and other additional amounts in cash as the Parties shall determine (the
"CEDC Contribution"), and at such time, the Company shall accept the CEDC Contribution in consideration for the issuance of the CEDC Shares.

     Section 2.3 Outstanding Shares. The Parties agree that immediately after the capital contributions set forth in Sections 2.1 and 2.2, the total Common Shares issued and outstanding shall be 1,000.

                                   ARTICLE III

                              CORPORATE GOVERNANCE

     Section 3.1 Board of Directors. Each of AES and CEDC shall vote, or shall cause each of their respective Affiliates to vote, as the case may be, all of its Common Shares (including Common Shares acquired after the date of this Agreement, whether by purchase or otherwise) and shall take all other necessary actions within its control (whether in its capacity as a shareholder or otherwise), and shall cause the Company to take all necessary action, in order to cause:

         (a) the number of directors on the Boards of Directors (each a "Board") of the Company or any Subsidiary to be three;

         (b) the election to the Board of the Company, and the Board of any Subsidiary, of (i) 2 Persons designated by AES (the "AES Designees"), and (ii) one Person designated by CEDC (the "CEDC Designee");

         (c) at the written request of AES given at any time for the removal or replacement of any AES Designee, the immediate removal from the Board of the Company or any Subsidiary (with or without cause) of such AES Designee, and the appointment of a new director designated by AES to the Board of the Company or such Subsidiary, as the case may be, immediately upon designation of such person by AES;

         (d) at the written request of CEDC given at any time for the removal or replacement of any CEDC Designee, the immediate removal from the Board of the Company or any Subsidiary (with or without cause) of such CEDC Designee, and the appointment of a new director designated by CEDC to the Board of the Company or such Subsidiary, as the case may be, immediately upon designation of such person by CEDC; and

         (e) in the event that any AES Designee or the CEDC Designee shall for any reason cease to serve as a member of the Board of the

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Company or any Subsidiary during his term of office, the resulting vacancy on such Board to be filled by a Person designated by AES or CEDC, as the case may be, immediately upon the designation of such Person by AES or CEDC, as the case may be.

     Section 3.2 Quorum and Manner of Action. The presence of a majority of the authorized number of directors at any meeting of the Board of the Company or any Subsidiary shall constitute a quorum. All matters shall be decided at any such meeting, a quorum being present, by the affirmative votes of a majority of directors present. Matters that require the approval of the shareholders of the Company shall be decided by the affirmative vote of a majority of the issued and outstanding Common Shares.

     Section 3.3 Other Matters. The Parties agree that all matters relating to the Offers (including, without limitation, any amendment thereof) shall be determined by the decision of a majority of the directors of the Board of the Company as set forth in Section 3.2 above.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     Section 4.1 Representations and Warranties of the Parties. Each of the Parties represents and warrants to the other Party that (i) such Party has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out its respective obligations hereunder and to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Agreement by such Party and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action on the part of such Party, and no other proceedings (corporate or otherwise) on the part of such Party or their respective shareholders or any other Person are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and (iii) this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms.

                                   ARTICLE V

                                  MISCELLANEOUS

     Section 5.1 Public Announcements. Each Party hereby acknowledges and agrees that this Agreement and the transactions contemplated

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hereby are required to be disclosed promptly to the appropriate Governmental
Authority and to the appropriate securities markets in order to comply with Applicable Law. Each Party covenants to make available to the appropriate securities markets and to file with the appropriate Governmental Authority all press releases, information and documentation as may be required by Applicable Law in connection with this Agreement and the transactions contemplated hereby.

     Section 5.2 Descriptive Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

     Section 5.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

     Section 5.4 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

     Section 5.5 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, between the Parties with respect to such subject matter.

     Section 5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     Section 5.7 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto or their successors and permitted assigns.

     Section 5.8 Amendment and Waiver. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is

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signed by the Parties hereto. Any provision may be waived if, but only if, such waiver is in writing and is signed by or on behalf of the Party waiving such provision.

     Section 5.9 Assignment. No Party may assign any of its rights under this Agreement without the prior written consent of the other Parties hereto, except that AES and CEDC may assign this Agreement in whole or in part to one or more of its Affiliates provided that such Affiliate shall agree to be bound by the terms hereof.

     Section 5.10 No Third-Party Beneficiaries. Nothing in this Agreement shall convey any rights upon any Person which is not a Party to this Agreement.

     Section 5.11 Notices. All notices and other communications given or made pursuant hereto unless otherwise specified, shall be in writing and shall be deemed to have been duly given or made if sent by facsimile transmission (with confirmation in writing), delivered personally or by courier to the applicable Party at the facsimile transmission number or address set forth below or at such other address as shall be furnished by such Party by like notice, and such notice or communication shall be deemed to have been given or made upon receipt:

     if to AES, to:

     The AES Corporation
     1001 North 19th Street
     Arlington, VA 22209
     Attention: William R. Luraschi
     Telephone:  (703) 522-1315
     Facsimile:  (703) 528-4510

     If to CEDC, to:

     Corporacion EDC, C.A.
     Vollmer, San Bernardino
     Torre Central, piso 16
     Caracas 1010-A-Venezuela
     Attention:  Julian Nebreda
     Telephone:  (011) 58212-502-2111
     Facsimile:  (011) 58212-502-3500

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     if to the Company, to:

     TelCom 2 B.V.
     c/o The AES Corporation
     1001 North 19th Street
     Arlington, VA 22209
     Attention: William R. Luraschi
     Telephone:  (703) 522-1315
     Facsimile:  (703) 528-4510

     and

     TelCom 2 B.V.
     c/o Corporaciun EDC, C.A.
     Vollmer, San Bernandino
     Torre Central, Piso 16
     Caracas 1010-A-Venezuela
     Attention: Julian Nebreda
     Telephone:  (011) 58212-502-2111
     Facsimile:  (011) 58212-502-3500

     Section 5.12 Specific Performance. Without limiting the rights of each Party hereto to pursue all other legal and equitable rights available to such Party for any other Party's failure to perform its obligations under this Agreement, the Parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

     Section 5.13 Expenses. Each Party shall pay its own expenses incurred in connection with the transactions contemplated by this Agreement.




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     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.


                                           THE AES CORPORATION

                                           By: /s/ Paul T. Hanrahan
                                               -------------------------------
                                               Name:  Paul T. Hanrahan
                                               Title: Executive Vice President


                                           CORPORACION EDC, C.A.

                                           By: /s/ Paul T. Hanrahan
                                               -------------------------------
                                               Name:  Paul T. Hanrahan
                                               Title: Director


                                           TELCOM 2 B.V.

                                           By: /s/ Julian Nebreda
                                               -------------------------------
                                               Name:  Julian Nebreda
                                               Title: Director





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